Sub-Item 77E: Legal Proceedings.

On April 2, 2004, Lois Burke, a plaintiff identifying herself as a shareholder of the Goldman Sachs Internet Tollkeeper Fund, filed a purported class and derivative action lawsuit in the United States District Court for the Southern District of New York against The Goldman Sachs Group, Inc. ("GSG"), Goldman
Sachs Asset Management, L.P. ("GSAM"), the Trustees and Officers of the Goldman Sachs Trust (the "Trust"), and John Doe Defendants. In addition, the Trust's Goldman Sachs Balanced Fund, Goldman Sachs Concentrated Growth Fund, Goldman Sachs Small Cap Value Fund, Goldman Sachs Mid Cap Value Fund, Goldman Sachs Growth Opportunities Fund, Goldman Sachs Strategic Growth Fund, Goldman Sachs Capital Growth Fund, Goldman Sachs Research Select Fund, Goldman Sachs Large Cap Value Fund, Goldman Sachs Growth and Income Fund, Goldman Sachs Structured Small Cap Equity Fund (formerly, Goldman Sachs CORE Small Cap Equity Fund), Goldman Sachs Structured Large Cap Growth Fund (formerly, Goldman Sachs CORE Large Cap Growth
 Fund), Goldman Sachs Structured Large Cap Value Fund (formerly, Goldman Sachs CORE Large Cap Value Fund), Goldman Sachs Structured U.S. Equity Fund
(formerly, Goldman Sachs CORE U.S. Equity Fund), Goldman Sachs Asia Equity Fund (formerly, Goldman Sachs Asia Growth Fund), Goldman Sachs Emerging Markets Equity Fund, Goldman Sachs International Small Cap Fund (formerly, Goldman Sachs International Growth Opportunities Fund), Goldman Sachs Japanese Equity Fund, Goldman Sachs European Equity Fund, Goldman Sachs International Equity
 Fund, Goldman Sachs Structured International Equity Fund (formerly, Goldman Sachs CORE International Equity Fund), Goldman Sachs Balanced Strategy
 Portfolio, Goldman Sachs Growth and Income Strategy Portfolio, Goldman Sachs Growth Strategy Portfolio, Goldman Sachs Equity Growth Strategy Portfolio
(formerly, Goldman Sachs Aggressive Growth Strategy Portfolio), Goldman Sachs High Yield Fund, Goldman Sachs High Yield Municipal Fund, Goldman Sachs Global Income Fund, Goldman Sachs Core Fi xed Income Fund, Goldman Sachs Municipal Income Fund, Goldman Sachs Government
 Income Fund, Goldman Sachs Short Duration Tax-Free Fund, Goldman Sachs Short Duration Government Fund, Goldman Sachs Ultra-Short Duration Government Fund,
Goldman Sachs Enhanced Income Fund, Goldman Sachs Internet Tollkeeper Fund, Goldman Sachs Structured Tax-Managed Equity Fund (formerly, Goldman Sachs CORE Tax-Managed Equity Fund), Goldman Sachs Real Estate Securities Fund, Goldman Sachs ILA Prime Obligations Portfolio, Goldman Sachs ILA Tax-Exempt Diversified
 Portfolio (collectively, the "Trust Funds") were named as nominal defendants.

On April 19 and May 6, 2004, two additional class and derivative action lawsuits containing substantially similar allegations and requests for redress were filed by plaintiffs Marianne Gooris, Henry C. Gross, Joseph P. Porkorny and Diana D. Porkorny and Maurice and Arlene Rosenthal in the United States
District Court for the Southern District of New York against defendants GSC, GSAM, the Trustees and Officers of the Trust and John Doe Defendants. The Trust Funds were also named as nominal defendants.

On June 29, 2004, the three complaints were consolidated into one action, In re
 Goldman Sachs Mutual Funds Fee Litigation. On November 17, 2004, the plaintiffs filed a consolidated amended complaint against GSG, GSAM, Goldman
 Sachs Asset Management International ("GSAMI"), Goldman, Sachs & Co., the Trust, Goldman Sachs Variable Insurance Trust ("GSVIT"), the Trustees and Officers of the Trust and GSVIT and John Doe Defendants (collectively, the Defendants") in the United States District Court for the Southern District
 of New York. The Trust Funds and the corresponding investment portfolios of GSVIT were also named as nominal defendants in the amended complaint (collectively, the "Goldman Sachs Funds"). Plaintiffs filed a second amended consolidated complaint on April 15, 2005.

The second amended consolidated complaint, which is brought on behalf of all persons or entities who held shares in the Goldman Sachs Funds between April 2,
 1999 and January 9, 2004, inclusive (the "Class Period"), asserts claims involving (i) violations of the Investment Company Act of 1940 (the "Investment Company Act") and the Investment Advisers Act of 1940, (ii) common law breaches of fiduciary duty and (iii) unjust enrichment. The complaint alleges, among other things, that during the Class Period, the Defendants made improper and excessive brokerage commission and other payments to brokers that sold shares of the Goldman Sachs Funds and omitted statements of fact in registration statements and reports filed pursuant to the Investment Company Act which were necessary to prevent such registration statements and reports from being materially false and misleading. In addition, the complaint alleges that the Goldman Sachs Funds paid excessive and improper investment advisory fees to GSAM and GSAMI. The c omplaint further alleges that GSAM and GSAMI used Rule 12b-1 fees for improper purposes and made improper use of soft dollars. The complaint further alleges that the Trust's Officers and Trustees breached their fiduciary duties by, among other things, permitting the payments to be made in connection with the foregoing. The plaintiffs in the cases are seeking compensatory damages; rescission of GSAM's and GSAMI's investment advisory agreement and return of fees paid; an accounting of all Goldman Sachs Funds-related fees, commissions and soft dollar payments; restitution of all unlawfully or discriminatorily obtained fees and charges; and reasonable costs and expenses, including counsel fees and expert fees. On January 13, 2006, the U.S. District Court for the Southern District of New York dismissed all claims against the Defendants. On February 22, 2006, the plaintiffs appealed this decision. By agreement, plaintiffs subsequently withdrew their appeal without prejudice, but have reserved the right to reac tivate their appeal pending decision by the circuit court of appeals in similar litigation.

Based on currently available information, GSAM and GSAMI believe that the likelihood that the pending purported class and derivate action lawsuit will have a material adverse financial impact on the Goldman Sachs Funds is remote, and the pending action is not likely to materially affect their ability to provide investment management services to its clients, including the Goldman Sachs Funds.